Exhibit 99.1

NEWS RELEASE - FOR IMMEDIATE RELEASE

CONTACT: Marty McKenna	(312) 928-1901

DECEMBER 17, 2015

Equity Residential Appoints Connie K. Duckworth to Board of Trustees

Chicago, IL – December 17, 2015 - Equity Residential (NYSE: EQR) announced today’s appointment of Connie K. Duckworth to the company’s Board of Trustees to serve until the next annual meeting of shareholders. Ms. Duckworth, who will serve as a member of the company’s Audit Committee, qualifies as an independent trustee under the New York Stock Exchange’s listing standards.

Ms. Duckworth, 61, is the Founder and CEO of ARZU, Inc., a social enterprise she founded which empowers destitute women weavers in rural Afghanistan. Ms. Duckworth retired in 2001 as a Partner and Managing Director of Goldman Sachs. During her 20-year career at the firm, she was the first woman to be named a sales and trading partner in the firm’s history. She currently serves as a Trustee of The Northwestern Mutual Life Insurance Company and a Director of Steelcase Inc. She formerly served on the boards of Russell Investment Group, Smurfit - Stone Container Corporation, Nuveen Investments and DNP Select Income Fund Inc.

“Connie is a talented and highly regarded executive, in both the financial and non-profit sectors, as well as a seasoned board member. She brings us tremendous experience and perspective and is a terrific addition to the Equity Residential Board,” said David J. Neithercut, Equity Residential’s President and CEO.

Equity Residential is an S&P 500 company focused on the acquisition, development and management of high quality apartment properties in top U.S. growth markets. Equity Residential owns or has investments in 393 properties consisting of 109,540 apartment units. For more information on Equity Residential, please visit our website at www.equityapartments.com.